Exhibit 99.1

Behringer Harvard Closes $150 Million Freddie Mac Credit Facility

Dallas, March 31, 2010 – Behringer Harvard announced today that it recently closed a $150 million Freddie Mac secured credit facility for Behringer Harvard Multifamily REIT I, Inc. The credit arrangement will help facilitate the ongoing acquisitions, capital improvement, and general corporate activities of the REIT.

“This credit facility puts Multifamily REIT I in a strong position to continue pursuing its strategic goals for value creation for its shareholders,” said Mr. Mark Alfieri, Chief Operating Officer of the REIT.

NorthMarq Capital, LLC served as seller and servicer for Freddie Mac, which is the lender for this credit facility. The term of the facility is seven years.

“This facility will enable Multifamily REIT I to borrow funds as we execute our business plan and add multifamily communities to the collateral pool,” said Mr. Andrew Bruce, Senior Vice President of Debt Capital Markets for Behringer Harvard. “We appreciate this support from Freddie Mac and look forward to expanding our strong relationship as we move forward.”

As of the date of this release, the portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 23 multifamily communities in 11 states providing a total of 6,296 apartment homes.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600

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